FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 22 2015	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2015 SECOND QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, JULY 22, 2015 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2015.

Parke Bancorp reported net income available to common shareholders of $2.22 million, or $0.37 per common share and $0.32 per diluted common share, for the quarter ended June 30, 2015. This compares to net income of $2.19 million, or $0.36 per common share and $0.31 per diluted common share, for the quarter ended June 30, 2014, an increase in net income of 1.7%. Net income available to common shareholders year-to-date was $4.4 million or $0.63 per diluted common share, compared to $4.2 million, or $0.61 per diluted common share, for the six months ended June 30, 2014, an increase in net income of 5.0%.

The following is a recap of significant items that impacted the second quarter of 2015 compared to the same quarter last year: a $125,000 increase in net interest income, primarily attributable to higher loan volumes; a $250,000 decrease in the provision for loan losses; a $189,000 increase in gain on sale of loans; the loss on sale of Other Real Estate Owned (“OREO”) was higher by $915,000; and a $636,000 decrease in noninterest expense primarily attributable to lower OREO expenses, partially offset by higher compensation expenses.

At June 30, 2015, Parke Bancorp's total assets increased to $868.7 million from $821.7 million at December 31, 2014, an increase of $47.0 million, or 5.7%, primarily due to an increase in investment securities and loans.

Parke Bancorp's total investment securities portfolio increased to $47.6 million at June 30, 2015 from $30.3 million at December 31, 2014, an increase of $17.3 million or 56.8%. During the first quarter of 2015, the company purchased $20.7 million of mortgage-backed securities to bolster on-balance sheet liquidity to fund future growth. The purchase was funded with borrowings from the FHLB.

Parke Bancorp's total loans increased to $730.0 million at June 30, 2015 from $713.1 million at December 31, 2014, an increase of $16.9 million or 2.4%.

At June 30, 2015, Parke Bancorp had $21.5 million in nonperforming loans representing 2.9% of total loans, a decrease of $5.4 million or 20.0% from $26.9 million at December

31, 2014. OREO at June 30, 2015 was $19.8 million, compared to $20.9 million at December 31, 2014 a decrease of 5.6%. OREO consisted of 21 properties, the largest being a condominium development in Absecon, NJ, recorded at $7.9 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 4.8% of total assets at June 30, 2015 as compared to 5.8% of total assets at December 31, 2014. Loans past due 30 to 89 days were $2.0 million at June 30, 2015, an increase of $497,000 or 32.6% from the previous quarter end.

At June 30, 2015, Parke Bancorp's allowance for loan losses was $17.0 million, as compared to $18.0 million at December 31, 2014. The ratio of allowance for loan losses to total loans was 2.3% at June 30, 2015 compared to 2.5% at December 31, 2014. The decrease is due to continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 78.9% at June 30, 2015, compared to 67.1%, at December 31, 2014.

At June 30, 2015, Parke Bancorp's total deposits were $672.7 million, up from $647.9 million at December 31, 2014, an increase of $24.8 million or 3.8%.

Parke Bancorp's total borrowings increased to $83.2 million at June 30, 2015 from $62.8 million at December 31, 2014, an increase of $20.4 million or 32.5% due to the additional borrowings used to fund the mortgage-backed securities purchases described above.

Total shareholders’ equity increased to $106.8 million at June 30, 2015 from $102.9 million at December 31, 2014, an increase of $3.9 million or 3.8%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We continue to generate strong earnings, with $2.2 million in net income for the 2nd quarter. Competition remains fierce for quality new loans, which is key to revenue growth. Non-performing loans have again declined as we maintain our focus on reducing the NPAs on our balance sheet. We have not sacrificed shareholder value while reducing our NPAs, with shareholders’ equity increasing to close to $107 million, well in excess of what banking regulators define as a well-capitalized bank.

There are opportunities in the marketplace that we are pursuing. We are in the process of finalizing new retail branch locations in the Philadelphia area, in addition to adding new loan officers to our team of lenders. We believe we are well positioned to prudently expand our position in a very competitive market.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey a nd a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2015	December 31, 2014	% Change
	(in thousands)
Total Assets	$868,739	$821,706	5.7%
Cash and cash equivalents	49,375	36,238	36.3%
Investment securities	47,596	30,349	56.8%
Loans, net of unearned income	729,980	713,061	2.4%
Deposits	672,679	647,933	3.8%
Borrowings	83,163	62,755	32.5%
Total shareholders’ equity	106,805	102,905	3.8%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Return on average assets	1.17%	1.23%	1.20%	1.21%
Return on average common equity	10.31%	11.24%	10.46%	11.16%
Interest rate spread	4.02%	4.28%	4.06%	4.31%
Net interest margin	4.14%	4.38%	4.17%	4.41%
Efficiency ratio	45.72%	48.96%	46.20%	49.25%

Asset Quality Data
	June 30, 2015	December 31, 2014
	(in thousands)
Allowance for loan losses	$16,979	$18,043
Allowance for loan losses to total loans	2.33%	2.53%
Non-accrual loans	$21,519	$26,892
OREO	$19,752	$20,931

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands)

Interest and dividend income	$9,933	$9,736	$19,332	$19,343
Interest expense	1,474	1,402	2,818	2,800
Net interest income	8,459	8,334	16,514	16,543
Provision for loan losses	750	1,000	1,590	2,000
Net interest income after provision for loan losses	7,709	7,334	14,924	14,543
Non-interest income	854	1,659	2,111	2,617
Non-interest expense	4,258	4,894	8,605	9,437
Income before income taxes	4,305	4,099	8,430	7,723
Provision for income taxes	1,387	1,264	2,908	2,426
Net income attributable to Company and noncontrolling interests	2,918	2,835	5,522	5,297
Net income attributable to noncontrolling interests	(395)	(349)	(501	(486)
Net income attributable to Company	2,523	2,486	5,021	4,811
Preferred stock dividend and discount	300	300	600	600
Net income available to common shareholders	2,223	2,186	4,421	4,211

Basic income per common share	0.37	0.36	0.73	0.70
Diluted income per common share	0.32	0.31	0.63	0.61

Weighted shares - basic	6,034,613	5,991,859	6,022,768	5,990,309
Weighted shares - diluted	7,961,720	7,930,518	7,944,347	7,923,201